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                                                                  EXECUTION COPY

                                    Exhibit 3


               CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS,
                            PREFERENCES AND RIGHTS OF
                      SERIES A EXCHANGEABLE PREFERRED STOCK
                                       OF
                            ALLOS THERAPEUTICS, INC.


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Allos Therapeutics, a Delaware corporation (hereinafter called the "Company"), with the preferences and rights set forth therein relating to dividends, exchange, redemption, dissolution and distribution of assets of the Company having been fixed by the Board of Directors pursuant to authority granted to it under Article IV of the Company's Amended and Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of
Delaware:

         RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors hereby authorizes the issuance of 2,714,932 shares of Series A Exchangeable Preferred Stock, par value $0.001 per share, of the Company, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Amended and Restated Certificate of Incorporation of the Company, as follows:

         Section 1. Designation. The shares of such series shall be designated "Series A Exchangeable Preferred Stock" (the "Exchangeable Preferred Stock") and the number of shares constituting such series shall be 2,714,932. Such number of shares may be increased or decreased by resolution of the Board of Directors and the approval of a majority of the holders of the Exchangeable Preferred Stock; provided, that no decrease shall reduce the number of shares of Exchangeable Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the payment of dividends pursuant to Section 4 hereof.

         Section 2. Currency. All Exchangeable Preferred Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to "$" or "dollars" refer to United States currency.

         Section 3. Ranking. The Exchangeable Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank prior to each other class or series of shares of the Company. For purposes hereof, "Junior Stock" shall mean the Common Stock of the Company, par value $0.001 per share (the "Common Stock"), the Series A Junior Participating Preferred Stock of the Company, and the shares of any other class or series of equity securities of the Company.


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         Section 4. Dividends.

         (a) The holders of the Exchangeable Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors (the "Board of Directors"), out of the net profits of the Company legally available for distribution, dividends on each outstanding share of Exchangeable Preferred Stock at the rate of 10% per annum of the sum of the Stated Value (as herein defined) of such share of Exchangeable Preferred Stock plus all accumulated and unpaid dividends thereon from and including the one year anniversary of the date of issuance of such share of Exchangeable Preferred Stock to and including the first to occur of (i) the date on which the Redemption Price (as defined below) of such share of Exchangeable Preferred Stock is paid to the holder thereof in connection with a Liquidation (as defined below) of the Company or the redemption of such share of Exchangeable Preferred Stock by the Company, (ii) the date on which the Acquisition Price (as defined below) of such share of Exchangeable Preferred Stock is paid to the holder thereof in connection with a Change in Control (as defined below), (iii) the date on which such share of Exchangeable Preferred Stock is exchanged for shares of Common Stock as provided herein, or (iv) the date on which such share of Exchangeable Preferred Stock is otherwise acquired by the Company. For purposes hereof, the term "Stated Value" shall mean $22.10 per share of Exchangeable Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the Exchangeable Preferred Stock; provided, however, that there shall be no adjustment to the Stated Value in respect of any dividends paid in additional shares of Exchangeable Preferred Stock pursuant to this Section 4. Except as otherwise provided herein, dividends shall be payable in additional shares of Exchangeable Preferred Stock or cash, at the option of the Company.

         (b) To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2006 (the "Dividend Reference Dates"), all dividends which have accrued on each share of Exchangeable Preferred Stock outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share of Exchangeable Preferred Stock until paid to the holder thereof.

         (c) Dividends on the Exchangeable Preferred Stock shall be cumulative and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus legally available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Exchangeable Preferred Stock, unpaid dividends shall accumulate as against the holders of the Junior Stock.

         (d) Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued with respect to the Exchangeable Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on all shares of Exchangeable Preferred Stock held by each such holder.

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         (e) In the event dividends on the Exchangeable Preferred Stock are paid in additional shares of Exchangeable Preferred Stock, the number of shares of Exchangeable Preferred Stock to be issued in payment of the dividend with respect to each outstanding share of Exchangeable Preferred Stock shall be determined by dividing (i) the amount of the dividend that would have been payable with respect to such share of Exchangeable Preferred Stock had such dividend been paid in cash by (ii) the Stated Value. To the extent that any such dividend would result in the issuance of a fractional share of Exchangeable Preferred Stock (which shall be determined with respect to the aggregate number of shares of Exchangeable Preferred Stock held of record by each holder) then the amount of such fraction multiplied by the Stated Value shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible).

         (f) For so long as the Exchangeable Preferred Stock remains outstanding, the Company shall not, without the prior consent of the holders of a majority of the outstanding shares of Exchangeable Preferred Stock, pay any dividend upon the Junior Stock, whether in cash or other property (other than shares of Junior Stock), or purchase, redeem or otherwise acquire any such Junior Stock. Notwithstanding the provisions of this Section 4(f), without declaring or paying dividends on the Exchangeable Preferred Stock, the Company may, subject to applicable law, repurchase or redeem shares of capital stock of the Company from current or former officers or employees of the Company pursuant to the terms of repurchase or similar agreements in effect from time to time, provided that such agreements (or the forms thereof) have been approved by the Board of Directors and the terms of such agreements provide for a repurchase or redemption price not in excess of the price per share paid by such current or former officers or employee for such share.

         Section 5. Liquidation Preference.

         (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a "Liquidation") or upon any Change in Control (as defined below), before any distribution or payment shall be made to holders of any Junior Stock, each holder of Exchangeable Preferred Stock shall be entitled to payment out of the assets of the Company legally available for distribution, an amount per share of Exchangeable Preferred Stock equal to (i) in the event of a Liquidation, the Redemption Price or (ii) in the event of a Change in Control, the Acquisition Price (as defined below). If, upon any such Liquidation or Change in Control, the assets of the Company shall be insufficient to make payment in full to all holders of Exchangeable Preferred Stock of the liquidation preference set forth in this Section 5(a), the holders of Exchangeable Preferred Stock shall share equally and ratably in any distribution of such assets in proportion to the full Redemption Price or Acquisition Price, as applicable, to which each such holder would otherwise be entitled. Upon payment of all amounts due under this Section 5(a), the holders of Exchangeable Preferred Stock shall have no further rights in respect of such shares of Exchangeable Preferred Stock and shall not be entitled to participate in any further distributions of the Company's assets distributed in such Liquidation or Change in Control. The "Acquisition Price" shall mean the greater of (i) the sum of the Stated Value of a share of Exchangeable Preferred Stock plus all accrued but unpaid dividends thereon (whether or not declared) through the date of such Change in Control or (ii) the Acquisition Fair Market Value (as defined in Section 11 below) of ten (10) shares of Common Stock.

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         (b) A "Change in Control" shall mean (i) a consolidation, merger, reorganization or other form of acquisition of or by the Company in which the Company's stockholders immediately prior to the transaction retain less than 50% of the voting power of or economic interest in the surviving or resulting entity (or its parent) immediately after the transaction, (ii) a sale of the Company's assets in excess of a majority of the Company's assets (valued at fair market value as determined in good faith by the Board), (iii) the acquisition by any person, other than Warburg Pincus & Co. and its affiliates, of more than 50% of the Company's outstanding voting securities, or (iv) during any period of 24 consecutive months, individuals who at the beginning of such period were directors of the Company (together with any new directors whose election or appointment was approved by the directors then in office) cease for any reason to constitute a majority of the directors of the Board or the board of directors of the surviving or resulting entity (or its parent).

         Section 6. Voting Rights. For so long as any shares of Exchangeable Preferred Stock remain outstanding, the Company shall not amend, alter or repeal the preferences, special rights or other powers of the Exchangeable Preferred Stock so as to affect adversely the Exchangeable Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Exchangeable Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. Except as provided in the immediately preceding sentence or as required by applicable Delaware law, the holders of Exchangeable Preferred Stock shall not be entitled to any voting rights as stockholders of the Company.

         Section 7. Exchange.

         (a) Upon the later to occur of (i) receipt of the Stockholder Approval (as defined in Section 11 below), and (ii) to the extent required, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, that are applicable to the exchange of the Exchangeable Preferred Stock ("HSR Approval") (the "Exchange Date"), each outstanding share of Exchangeable Preferred Stock shall automatically be exchanged for such number of shares of Common Stock determined by dividing (i) the Stated Value of the Exchangeable Preferred Stock then in effect (determined as provided in Section 4(a) above) by (ii) the Exchange Price (as defined below) of the Exchangeable Preferred Stock then in effect (the "Exchange Rate"). The initial exchange price of the Exchangeable Preferred Stock shall be $2.21 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate action having the similar effect with respect to the Common Stock (the "Exchange Price"). The initial Exchange Rate for the Exchangeable Preferred Stock shall be ten (10) shares of Common Stock for each one share of Exchangeable Preferred Stock. In addition, upon any such exchange all accrued but unpaid dividends (whether or not declared) on the Exchangeable Preferred Stock shall be paid in shares of Common Stock. The number of shares of Common Stock to be issued in payment of the accrued but unpaid dividends (whether or not declared) with respect to each outstanding share of Exchangeable Preferred Stock shall be determined by dividing the amount of the dividend that would have been payable had such dividend been paid in cash by an amount equal to the Exchange Price. Notwithstanding the foregoing, the holders shall have no obligation to exchange the Exchangeable Preferred Stock for Common Stock if on or prior to the fifteen-month anniversary of the Initial Issuance

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Date (as defined in Section 11 below) (the "Exchange Termination Date"), the
Stockholder Approval and the HSR Approval have not been obtained. If the Stockholder Approval and the HSR Approval have not been obtained by the Exchange Termination Date, then the Company shall not have the option to exchange all or any portion of the then outstanding Exchangeable Preferred Stock for shares of Common Stock and such Exchangeable Preferred Stock shall remain outstanding pursuant to its terms. On the Exchange Date, all rights with respect to the Exchangeable Preferred Stock so exchanged will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Exchangeable Preferred Stock and any accrued but unpaid dividends thereon (whether or not declared) have been exchanged. If so required by the Company, certificates surrendered for exchange shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his attorneys duly authorized in writing. All certificates evidencing shares of Exchangeable Preferred Stock which are required to be surrendered for exchange in accordance with the provisions hereof shall, from and after the Exchange Date, be deemed to have been retired and canceled and the shares of Exchangeable Preferred Stock represented thereby exchanged into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the Exchange Date and the surrender of the certificate or certificates for Exchangeable Preferred Stock as aforesaid, the Company shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such exchange in accordance with the provisions hereof and cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such exchange. Any shares of Exchangeable Preferred Stock so exchanged shall be retired and canceled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the authorized Exchangeable Preferred Stock accordingly.

         (b) No fractional shares of Common Stock will be issued upon exchange of the Exchangeable Preferred Stock or accrued but unpaid dividends thereon. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Exchangeable Preferred Stock (including accrued but unpaid dividends thereon) by a holder thereof shall be aggregated for purposes of determining whether the exchange would result in the issuance of any fractional share. If, after the aforementioned aggregation, the exchange would result in the issuance of any fractional share of Common Stock, the Company shall, in lieu of issuing any such fractional share, pay cash equal to the product of such fraction multiplied by the Exchange Price.

         Section 8. Redemption.

         (a) For so long as the Exchangeable Preferred Stock remains outstanding, on or following the Optional Redemption Date (as defined below), the Company and the holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock (the "Initiating Holders") shall each have the option to cause the Company, to the extent it may lawfully do so, to redeem all (but not less than all) of the outstanding shares of Exchangeable Preferred Stock for cash in a per share amount equal to the greater of (i) the sum of the

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Stated Value of a share of Exchangeable Preferred Stock plus all accrued but unpaid dividends thereon (whether or not declared) through the date of such redemption or (ii) the Fair Market Value (as defined in Section 11 below) of ten
(10) shares of Common Stock on the date which the Company or the Initiating Holders exercise such right (the "Redemption Price"). For purposes hereof, the Optional Redemption Date shall mean the later of (i) the fourth anniversary of the Initial Issuance Date and (ii) the date that is thirty (30) days after the date on which the Company publicly announces the final results of its ENRICH (Enhancing Whole Brain Radiation Therapy In Patients with Breast Cancer and Hypoxic Brain Metastases) trial, which is the Phase 3 clinical trial of its investigational radiation sensitizer EFAPROXYN(TM) (efaproxiral) in patients with brain metastases originating from breast cancer.

                  (b) The Initiating Holders may exercise their option by delivering written notice thereof (a "Redemption Demand Notice") to the Company, and the Company shall be required to redeem the Exchangeable Preferred Stock, to the extent it may lawfully do so, within thirty (30) days after receipt of such Redemption Demand Notice. As promptly as practicable following (i) the Company's receipt of a Redemption Demand Notice pursuant to this Section 8(b), or (ii) the Company's election to redeem the Exchangeable Preferred Stock pursuant to
Section 8(a) above, and in any event at least fifteen (15) days prior to the date on which such redemption is to be made (the "Redemption Date"), written notice shall be mailed, postage prepaid, to each holder of record of Exchangeable Preferred Stock, at his or its post office address last shown on the records of the Company, specifying the Redemption Date and calling upon such holder to surrender to the Company, in the manner and at the place designated, his or its certificate or certificates representing the shares of Exchangeable Preferred Stock to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to the Redemption Date, each holder of Exchangeable Preferred Stock shall surrender his or its certificate or certificates representing such shares of Exchangeable Preferred Stock to be redeemed to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. If the funds of the Company legally available for redemption of shares of Exchangeable Preferred Stock on the Redemption Date are insufficient to redeem all outstanding shares of Exchangeable Preferred Stock, those funds which are legally available shall be used to redeem the maximum number of shares pro rata among the holders of Exchangeable Preferred Stock based upon the aggregate Redemption Price of all shares held by each such holder. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Exchangeable Preferred Stock, such funds shall immediately be used to redeem the balance of the shares of Exchangeable Preferred Stock which it has not previously redeemed. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Exchangeable Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

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         (c) Except as provided in Section 8(a) hereof, the Company shall have no right to redeem the shares of Exchangeable Preferred Stock. Any shares of Exchangeable Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Exchangeable Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Company, from time to time either at public or private sale, of the whole or any part of the Exchangeable Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law.

         Section 9. Issue Taxes. The Company shall pay all issue taxes, if any, incurred in respect of the issue of Common Stock on exchange. If a holder of shares surrendered for exchange specifies that the Common Stock to be issued on exchange are to be issued in a name or names other than the name or names in which such surrendered shares stand, the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Common Stock to the name of another.

         Section 10. Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, for issuance upon the exchange of Exchangeable Preferred Stock, such number of its authorized but unissued Common Stock as will from time to time be sufficient to permit the exchange of all outstanding Exchangeable Preferred Stock. Prior to the delivery of any securities which the Company shall be obligated to deliver upon exchange of the Exchangeable Preferred Stock, the Company shall comply with all applicable laws and regulations which require action to be taken by the Company. All Common Stock delivered upon exchange of the Exchangeable Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

         Section 11. Certain Definitions. As used in this Certificate, the following terms shall have the following meanings, unless the context otherwise requires:

         "Acquisition Fair Market Value" shall mean the consideration per share of Common Stock received by the holders thereof in a Change in Control; provided, that, if the consideration is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors and the holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock.

         "Fair Market Value" shall mean the product of the average of the closing prices for the Common Stock on NASDAQ for the twenty (20) trading days preceding the relevant date.

         "Initial Issuance Date" shall mean March 4, 2005.

         "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of March 2, 2005, by and between the Company and each of the Purchasers named therein, as amended from time to time in accordance with its terms.

         "Stockholder Approval" means the approval by the holders of Common Stock of the Company of the exchange of all shares of Exchangeable Preferred Stock issued under the Securities Purchase Agreement or issued as dividends thereon for shares of Common Stock, as required by the applicable rules of the NASDAQ National Market.

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         Section 12. Headings. The headings of the paragraphs of this Schedule are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

         Section 13. Waivers. Any of the rights of the holders of the Exchangeable Preferred Stock set forth herein may be waived by any holder of the Exchangeable Preferred Stock with respect to such holder and by the affirmative consent or vote of the holders of a majority of the shares of the Exchangeable Preferred Stock then outstanding with respect to all holders of the Exchangeable Preferred Stock.


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         IN WITNESS WHEREOF, Allos Therapeutics, Inc. has caused this
Certificate of Designations of Series A Exchangeable Preferred Stock to be duly executed by its Vice President, General Counsel this 3rd day of March, 2005.



                                    ALLOS THERAPEUTICS, INC.





                                    By: /s/ Marc H. Graboyes
                                        --------------------
                                    Name:   Marc H. Graboyes
                                    Title:  Vice President, General Counsel